Exhibit 3.1

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
AMTRUST FINANCIAL SERVICES, INC.

AmTrust Financial Services, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by changing Article VI, so that, as amended, said Article shall be and read as follows:

ARTICLE VI
Removal of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, only by (i) the affirmative vote of the holders of a majority of the outstanding securities of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article VI as one class or (ii) the affirmative vote of a majority of the total number of directors of the Corporation if there were no vacancies.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 19th day of May, 2016.

AMTRUST FINANCIAL SERVICES, INC.

By: /s/ Stephen Ungar
Stephen Ungar
Senior Vice President, Secretary
and General Counsel